EXHIBIT 21

List of Subsidiaries

1.
Cord Partners Inc., a Florida corporation

2.
CorCell Companies Inc., a Nevada corporation

3.
CorCell Limited, a Nevada corporation

4.
CBA Properties, Inc., a Florida corporation

5.
Career Channel Inc. (formerly D/B/A RainMakers International), a Florida corporation